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SIBIA Neurosciences, Inc.
Exhibit 11.1 - Statement Re: Computation of (Loss) Income Per Share

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                                                                    Year Ended
                                                                   December 31,

                                                              1995              1996
                                                          ------------      ------------
Primary Income (Loss) Per Share:

Weighted average common shares outstanding                  4,893,091         7,596,380

Cheap stock (1):
 Exercised options                                            247,746
 Option grants                                                343,434
Common stock equivalents (2)                                1,444,052
                                                          ------------      ------------

Weighted average number of common and
 common equivalent shares outstanding                       6,928,323         7,596,380
                                                          ============      ============

Net income (loss)                                          $2,926,000       $(5,564,000)
                                                          ============      ============

Primary net income (loss) per common share                 $     0.42        $    (0.73)
                                                          ============      ============


Fully Diluted Income (Loss) Per Share:

Weighted average number of common shares
 outstanding per primary share computation                  6,928,323         7,596,380

Incremental effect of outstanding options on a
 fully dilutive basis (3)                                     139,797                 -
                                                          ------------      ------------

Weighted average number of common and
 common equivalent shares as adjusted                       7,068,120         7,596,380
                                                          ============      ============

Net income (loss)                                          $2,926,000       $(5,564,000)
                                                          ============      ============

Fully diluted net income (loss) per common share           $     0.41        $    (0.73)
                                                          ============      ============
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(1) In accordance with Securities and Exchange Commission Staff Accounting
    Bulletin No. 83, certain equity securities issued within one year of an offering at less than the offering price are included as outstanding for
    1995 for the purposes of the net income per share computations. Such securities consist of common stock and stock options computed using the treasury stock method

(2) Includes the assumed conversion of the series A, B, and C Convertible Preferred Stock and dilutive stock options.

(3) In 1996 such amounts are excluded from the calculation as they are antidilutive.